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                                                                    EXHIBIT 24.1

                       INDEPENDENT ACCOUNTANTS CONSENT


The Board of Directors
International Alliance Services, Inc.

We consent to incorporation by reference in Amendment No. 2 to the registration statement (No. 333-15413) on Form S-3 of International Alliance Services, Inc. of our report dated March 25, 1997, relating to the consolidated and combined balance sheets of International Alliance Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated and combined statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of International Alliance Services, Inc.

/s/ KPMG Peat Marwick LLP

Cleveland, Ohio
March 28, 1997